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                                                               EXHIBIT 24.1


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Boston Edison Company (the "Company") on Form S-8 of:

   1. Our report dated January 26, 1995, on our audits of the financial statements of Boston Edison Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, 1993 and 1992, which report is included in the Annual Report on Form 10-K of Boston Edison Company.

   2. Our report dated June 24, 1994 on our audits of the statements of net assets available for benefits including the schedules of investments of the Boston Edison Negotiated Savings Plan for Production and Maintenance Employees (the "Plan") as of December 31, 1993 and 1992 and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1993, which report is included in the 1993 Annual Report on Form 11-K of the Plan.


                        COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 5, 1995